UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2012

American Realty Capital Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-169075	27-3306391
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective March 1, 2012, Edward G. Rendell resigned as a member of the Board of Directors of American Realty Capital Healthcare Trust, Inc. (the “Company”). Mr. Rendell also resigned as a member of the Board of Directors of American Realty Capital – Retail Centers of America, Inc. and was appointed to the Board of Directors of American Realty Capital Trust III, Inc. and American Realty Capital Daily Net Asset Value Trust Inc., which are non-traded REITs sponsored by affiliates of our sponsor.

Simultaneous with Mr. Rendell’s resignation, the Board of Directors of the Company appointed Robert H. Burns as a member of the Board of Directors and Audit Committee in accordance with the terms of the Company’s Bylaws.

Mr. Burns, like the Company’s other independent directors, will participate in the Company’s compensation program for independent directors and the director incentive restricted share plan. The Company pays to each of its independent directors a retainer of $30,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee), $750 for each meeting the director attends virtually and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Under the restricted share plan, Mr. Burns will be entitled to receive an award of 3,000 restricted shares of common stock on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: March 1, 2012	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors